Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-1) and related Prospectus of CurrencyShares® Singapore Dollar Trust and to the incorporation by reference therein of our reports dated January 14, 2014, with respect to the financial statements of CurrencyShares® Singapore Dollar Trust and the effectiveness of internal control over financial reporting of CurrencyShares® Singapore Dollar Trust included in its Annual Report (Form 10-K) for the year ended October 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

September 24, 2014